EXHIBIT 11
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

                               TVC TELECOM INCORPORATED

COMPUTATION OF BASIC WEIGHTED AVERAGE
COMMON STOCK SHARES OUTSTANDING

                                               Total        Three Months      Nine months
                                               Number          Ended             Ended
                                              Of Shares     September 30,    September 30,
                                                                2003             2003
                                            -------------   -------------    -------------

Outstanding shares as of January 1, 2003      148,725,141     148,725,141      148,725,141

Issuance of common shares on 6/30/03            4,000,000       4,000,000        1,348,148

Issuance of common shares on 08/13/03           2,450,000       1,306,666          435,556
                                            -------------   -------------    -------------

Total Weighted Average Shares Outstanding     155,175,141     154,031,807      150,508,845
                                            =============   =============    =============


Net Loss                                                    $    (408,586)   $    (197,699)
                                                            =============    =============
Net Loss per common share                                   $     (0.0027)   $     (0.0013)

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